EXHIBIT 10.2

AMENDMENT NO. 1 TO FORM OF EMPLOYEE STOCK OPTION GRANT LETTER, DELCATH SYSTEMS, INC., 2009 STOCK INCENTIVE PLAN

This Amendment No. 1 to Form of Employee Stock Option Grant Letter, Delcath Systems, Inc., 2009 Stock Incentive Plan (“Amendment”) is entered into as of the 11th day of March, 2010 by and among Delcath Systems, Inc., a corporation organized and existing under the laws of the State of  Delaware, and having offices at Rockefeller Center, 600 Fifth Avenue, 23rd Floor, New York, NY 10020, U.S.A. (“Delcath”), and Eamonn P. Hobbs, CEO of Delcath (“Hobbs”).

WHEREAS, Delcath and Hobbs, on or about July 6, 2009, entered into an Employment Agreement (the “Employment Agreement”); and

WHEREAS, the Employment Agreement included provisions indicating that certain awards of stock options were being granted to Hobbs; and

WHEREAS, on or about July 6, 2009, Delcath and Hobbs entered into a Form of Employee Stock Option Grant Letter, Delcath Systems, Inc., 2009 Stock Incentive Plan (the “Stock Option Agreement”); and

WHEREAS, the Stock Option Agreement was intended to set forth the terms and conditions of the stock options granted to Hobbs by the Employment Agreement; and

WHEREAS, the Stock Option Agreement contained an error, whereby the Stock Option Agreement failed to properly provide for the accelerated vesting of certain of the options pursuant to Section 3.3(b) of the Employment Agreement, and was not consistent with the stock option grant set forth in the Employment Agreement; and

WHEREAS, the parties now desire to amend the Stock Option Agreement to correct the error and to make the Stock Option Agreement consistent with the Employment Agreement, as was the original intention of the parties;

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Delcath and Hobbs agree as follows:

1.           Section 3(c) of the Stock Option Agreement is deleted in its entirety and is replaced by the following:

If earlier than provided in Section 3(b) (and, without duplication, reduced by any shares that have previously become exercisable pursuant to Section 3(b)), provided you remain in continuous service as an employee of the Company or its Subsidiaries on such date: (i) 125,000 of the shares subject to the Option shall become exercisable upon receipt by the Company of financing from third party investors of $15 million or more (gross proceeds), (ii) 125,000 of the shares subject to the Option shall become exercisable on submission to the U.S. Food and Drug Administration (the "FDA"), with the consent of the Board, of a Premarket Approval or New Drug Approval (as such terms are used by the FDA) for the Company's percutaneous hepatic perfusion treatment system, and (iii) 200,000 of the shares subject to the Option shall become exercisable upon the FDA's formal written notice of such approval including FDA-approved labeling language for the percutaneous hepatic perfusion treatment.

2.           This Amendment may be executed in one or more counterparts, any one or all of which shall constitute but one agreement.  Delivery of an executed signature page by facsimile transmission shall be as effective as delivery of a manually signed counterpart.

3.           Except as otherwise modified herein, the Stock Option Agreement remains in full force and effect without modification.

DELCATH SYSTEMS, INC.

/s/ Barbra Keck
By: Barbra Keck
Title: Vice President Controller
Date: March 11, 2010

/s/ Eamonn P. Hobbs
Eamonn P. Hobbs